EXHIBIT 99.1

            COSI REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND
                       FISCAL YEAR ENDED DECEMBER 30,2002

New York, NY...February 25, 2003 -- New York-based restaurant company, Cosi, Inc. (NASDAQ: COSI) today reported net sales and earnings for the fourth quarter and fiscal year ended December 30, 2002.

Net sales increased 32% to $23.4 million for the thirteen weeks ended December 30, 2002, compared to $17.6 million for the thirteen weeks ended December 31, 2001. For the fifty-two weeks ended December 30, 2002, net sales increased 20% to $84.4 million, compared to $70.2 million for the fifty-two weeks ended December 31, 2001.

Comparable restaurant sales, as measured for restaurants in operation for more than 15 months, increased 5% and 4% for the thirteen weeks and fifty-two weeks ended December 30, 2002, respectively.

For the thirteen weeks ended December 30, 2002, net losses attributable to common stockholders decreased 40% to $11.6 million or $(1.23) per basic and diluted share, compared to $19.4 million or $(4.29) per basic and diluted share for the thirteen weeks ended December 31, 2001. Financial results for the thirteen weeks ended December 30, 2002 include a loss on early extinguishment of debt of $4.9 million.

For the fifty-two weeks ended December 30, 2002, net losses attributable to common stockholders decreased 31% to $29.1 million or $(5.27) per basic and diluted share, compared to $42.1 million or $(9.34) per basic and diluted share for the fifty-two weeks ended December 31, 2001. Financial results for the fifty-two weeks ended December 30, 2002 include a loss on early extinguishment of debt of $4.9 million.

For the thirteen weeks ended December 30, 2002, pro forma net loss decreased 71% to $5.0 million or $(0.30) per pro forma basic and diluted share, from $17.3 million or $(1.13) per pro forma basic and diluted share in the prior year.

For the fifty-two weeks ended December 30, 2002, pro forma net loss decreased 58% to $15.0 million or $(0.92) per pro forma basic and diluted share from $35.6 million or $(2.38) per pro forma basic and diluted share in the prior year.

The Company's pro forma net loss and net loss per share were calculated based upon an assumption that the Company's November 22, 2002 initial public offering, the concurrent conversion of preferred stock to common shares and the repayment of certain indebtedness all occurred at the beginning of fiscal 2001. In addition, pro forma results for the thirteen weeks ended December 30, 2002 exclude $4.9 million in non-recurring, non-cash charges related to early extinguishment of debt. (See Table A for a reconciliation of actual net loss and basic and diluted net loss per share to pro forma net loss and pro forma basic and diluted net loss per share.) The Company believes that pro forma results provide additional information useful in analyzing the Company's underlying business results. However, pro forma results are not necessarily indicative of the results that would have occurred had these events actually occurred at the beginning of fiscal year 2001, nor are they necessarily indicative of future results.

Jay Wainwright, President and CEO of Cosi commented, "We accomplished a great deal in 2002, including the opening of 25 new restaurants and remodeling 9 to incorporate our full product line. Additionally, our new menu initiatives launched last year, highlighted by our August addition of tossed to order salads and our November menu rollout which refreshed our sandwich program and introduced a new "Decadent Dessert" line, have been well received by our customers."

Mr. Wainwright added, "We are pleased with the improved results we achieved in restaurant level cash flow margins from restaurants opened in 2001 and earlier. Cash flow as a percentage of sales at those restaurants improved to 14.1% in 2002, from 9.1% in 2001. However, overall results were adversely impacted by the performance of restaurants opened in 2002. We opened 19 restaurants from September through December, representing a significant portion of the total number of restaurants we planned to open in 2002 and 2003. Sales to date in many of those 19 restaurants have been weaker than expected. We believe that some of the shortfall has been caused by opening these restaurants going into a winter season that continues to be unusually harsh. Also, consumers may be slower to adjust their established eating patterns in these uncertain times so that new restaurants are affected most. Accordingly, we are carefully monitoring the performance of these units and are taking a cautious approach to new restaurant openings."

Mr. Wainwright concluded, "Earlier this month we announced the creation of a franchising and area development program. While we expect that Company owned restaurants will always be an important part of our new restaurant growth, we believe that incorporating a franchising and area developer model into our strategy will position us to maximize the market potential for the Cosi brand and concept consistent with our available capital and thus maximize shareholder value. We remain enthusiastic about the market potential for the Cosi brand and concept."

During the thirteen weeks ended December 30, 2002, 12 new Cosi restaurants were opened. For the fifty-two weeks ended December 30, 2002, 25 new Cosi restaurants were opened. The Company finished the year with 91 restaurants in operation.

For 2003, the Company expects to open up to 10 new restaurants. Six units have been opened to date in the first quarter.

Cosi restaurants are all-day cafes that feature signature bread and coffee products in a unique environment that changes throughout the day. Cosi offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, cravable foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. These products are freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. There are 97 Cosi locations in eleven states and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," " strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products; fluctuations in our quarterly results; labor shortages or increased labor costs; increased government regulation; changes in consumer preferences and demographic trends; supply and delivery shortages or interruptions; increasing competition in the fast casual dining segment of the restaurant industry; market saturation due to new restaurant openings; expansion into new markets; inadequate protection of our intellectual property; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support our growth initiatives; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

             COSI, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (IN $000'S)

                                              52 Weeks Ended             13 Weeks Ended
                                    12/31/2001    12/30/2002   12/31/2001   12/30/2002
                                   ------------  -----------  ------------ ------------
                                     FY 2001      FY 2002       4Q 2001      4Q 2002
                                   ------------  -----------  ------------ ------------

NET SALES:                            70,184.1     84,424.2      17,647.4     23,366.8

COSTS AND EXPENSES:

  Cost of goods sold                  18,791.7     22,697.6       4,897.1      6,337.0
  Restaurant operating expenses       45,114.5     50,846.5      11,567.5     14,192.5
                                   ------------  -----------  ------------ ------------

          Total cost of sales         63,906.2     73,544.1      16,464.6     20,529.5

General and administrative expenses   18,361.5     17,815.2       5,563.4      4,915.6
Depreciation and amortization          6,690.0      5,851.2       1,298.2      1,703.2
Restaurant pre-opening expenses        1,438.8      1,845.0         457.3        905.3
Provision for losses on asset
  impairments and disposals            8,486.3      1,056.4       6,834.0      1,049.1
Lease termination costs                6,410.8     (1,165.0)      4,185.3     (1,165.0)
                                   ------------  -----------  ------------ ------------

Operating loss                       (35,109.5)   (14,522.7)    (17,155.4)    (4,570.9)

Interest and other income, net          (313.9)    (1,430.6)       (307.2)      (734.6)
Loss on Early Extinguishment of Debt               (4,914.9)                  (4,914.9)

NET LOSS                             (35,423.4)   (20,868.2)    (17,462.6)   (10,220.4)
Preferred stock dividends             (6,678.1)    (8,193.7)     (1,890.0)    (1,417.0)

Net loss attributable to common
  stockholders                       (42,101.5)   (29,061.9)    (19,352.6)   (11,637.4)
                                   ============  ===========  ============ ============

Net loss per common share:
  Basic and Diluted                    $ (9.34)     $ (5.27)      $ (4.29)     $ (1.23)


Weighted average shares of common and
  common equivalent shares outstanding
   Basic and Diluted                     4,507        5,516         4,511        9,434


                                              52 Weeks Ended             13 Weeks Ended
                                    12/31/2001    12/30/2002   12/31/2001   12/30/2002
                                   ------------  -----------  ------------ ------------
                                     FY 2001      FY 2002       4Q 2001      4Q 2002
                                   ------------  -----------  ------------ ------------
Pro Forma Data:
 Net  loss attributable to common
   stockholders                      (42,101.5)   (29,061.9)    (19,352.6)   (11,637.4)

Add: Preferred stock dividends         6,678.1      8,193.7       1,890.0      1,417.0

 Pro Forma Net  loss attributable
   to common stockholders            (35,423.4)   (20,868.2)    (17,462.6)   (10,220.4)
 Adjustments to interest expense
   to reflect payment of debt
   from IPO proceeds                     152.4        980.5         152.4        349.3
 Loss on Early Extinguishment
   of Debt                                   -      4,914.9                    4,914.9

 Pro forma net loss                  (35,575.8)   (14,972.8)    (17,310.2)    (4,956.2)

 Pro Forma Net loss per common
   share:
   Basic and Diluted                   $ (2.38)     $ (0.92)      $ (1.13)     $ (0.30)

 Weighted average shares of
   common and common equivalent
   shares outstanding
   Basic and Diluted                     4,507        5,516         4,511        9,434

 Effect of conversion of Preferred
   Securities                            4,893        5,710         5,277        3,838
 Issuance of IPO shares                  5,556        4,991         5,556        3,297
 Pro Forma weighted average
   common and common equivalent
   shares outstanding                   14,956       16,217        15,343       16,569
   Basic and Diluted

                   SELECTED BALANCE SHEET DATA
                           (IN $000's)

                                                               12/31/2001        12/30/2002
                                                             --------------    ------------
                                                                FY 2001          FY 2002
                                                             --------------    -------------

 Cash and cash equivalents                                         4,469.6         13,032.3
 Other current assets                                              3,170.9          4,653.5
                                                             --------------    -------------
 Total current assets                                              7,640.5         17,685.8

 Property, equipment and leasehold improvements, net              25,507.2         45,755.5
 Other assets                                                      2,240.7          2,801.9
                                                             --------------    -------------

 Total assets                                                     35,388.4         66,243.2
                                                             ==============    =============

 Total current liabilities                                        12,946.5         16,938.8

 Long-term portion of debt & capital lease obligations             9,601.2            226.3
 Other long-term liabilities                                       9,531.4          9,748.3
                                                             --------------    -------------

 Total liabilities                                                32,079.1         26,913.4
                                                             --------------    -------------

 Redeemable preferred stock                                       92,289.2                -

 Common shareholder's equity (deficit)                           (88,979.9)        39,329.8
                                                             --------------    -------------


Contacts:
Kenneth S. Betuker                  Don Duffy/Tom Ryan
CFO                                 ICR
Cosi, Inc.                          (203) 222-9013

(212) 739-7157